UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

November 17, 2009

Date of Report (Date of earliest event reported)

The Boeing Company

(Exact Name of Registrant as Specified in Charter)

Delaware	1-442	91-0425694
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(I.R.S. Employer Identification Number)

100 N. Riverside, Chicago, IL	60606-1596
(Address of Principal Executive Offices)	(Zip Code)

(312) 544-2000

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events.

On November 20, 2009, The Boeing Company (the “Company”) issued $700,000,000 in aggregate principal amount of 1.875% Senior Notes due 2012 (the “2012 Notes”) and $500,000,000 in aggregate principal amount of 3.750% Senior Notes due 2016 (the “2016 Notes” and, together with the 2012 Notes, the “Notes”). The Notes were issued pursuant to an Indenture dated as of February 1, 2003, between the Company and The Bank of New York Mellon Trust Company, N.A., as successor trustee to JPMorgan Chase Bank.

On November 17, 2009, the Company entered into a Purchase Agreement (the “Purchase Agreement”) with Barclays Capital Inc., Citigroup Global Markets Inc. and RBS Securities Inc., as representatives of the several purchasers named therein (the “Purchasers”), pursuant to which the Company agreed to issue and sell the Notes to the Purchasers.

The Notes are unsecured and have the same rank as all of The Boeing Company’s other unsecured and unsubordinated debt. The 2012 Notes will mature on November 20, 2012 and the 2016 Notes will mature on November 20, 2016. The Company will pay interest on the Notes semi-annually in arrears on May 20 and November 20 of each year, beginning May 20, 2010. The Company will have the right to redeem the Notes in whole or in part, upon at least 30 days notice, at any time prior to maturity at the redemption price described in the Final Prospectus Supplement filed with the Securities and Exchange Commission on November 18, 2009 (Registration No. 333-157790) (the “Final Prospectus Supplement”).

The Company has filed with the Securities and Exchange Commission a Prospectus dated March 9, 2009 (Registration No. 333-157790), a Preliminary Prospectus Supplement dated November 17, 2009, a Free Writing Prospectus dated November 17, 2009 and the Final Prospectus Supplement in connection with the public offering of the Notes.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

1.1	Purchase Agreement, dated November 17, 2009, among The Boeing Company and Barclays Capital Inc., Citigroup Global Markets Inc. and RBS Securities Inc., as representatives of the several purchasers named therein.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

THE BOEING COMPANY

By:	/S/ MICHAEL F. LOHR
Michael F. Lohr
Vice President, Corporate Secretary and Assistant General Counsel

Dated: November 20, 2009

INDEX TO EXHIBITS

1.1	Purchase Agreement, dated November 17, 2009, among The Boeing Company and Barclays Capital Inc., Citigroup Global Markets Inc. and RBS Securities Inc., as representatives of the several purchasers named therein.